Exhibit 16.1

Date December 3, 2025

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: Creative Global Technology Holdings Limited

Dear Sir or Madam:

We have been furnished a copy of the statements being made by Creative Global Technology Holdings Limited (“Registrant”) in its Form 6-K for the month of December 2025 and captioned “Change in Registrant’s Certifying Accountant.” We are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Form 6-K.

Sincerely,

/s/ Wei, Wei & Co., LLP

Flushing, New York